Exhibit 23.4

CONSENT OF PINNACLE ENERGY SERVICES, LLC

We have issued our report letters dated January 26, 2011 for 2010 and February 9, 2010 for 2009, on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in the Permian Basin of West Texas acquired by Gulfport Energy Corporation (“Gulfport”). As independent oil and gas consultants, we hereby consent to the inclusion of the information contained in our report letters in this Annual Report on Form 10-K of Gulfport (this “Annual Report”) and to all references to our firm in this Annual Report. We hereby also consent to the incorporation by reference of such information in the Registration Statements of Gulfport on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001), on Form S-3 (File No. 333-168180, effective July 28, 2010) and on Form S-3ASR (File No. 333-175435, automatically effective July 11, 2011).

PINNACLE ENERGY SERVICES, LLC

/s/ JOHN PAUL DICK
Name:	John Paul Dick
Title:	Manager, Registered Petroleum Engineer

February 27, 2012

Oklahoma City, Oklahoma